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                                                                   Exhibit 14(b)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Merrill Lynch Municipal Bond Fund, Inc. on Form N-14 of our report dated February 7, 2003 appearing in the December 31, 2002 Annual Report of The Municipal Fund Accumulation Program, Inc. in the Statement of Additional Information which is part of this Registration Statement. We also consent to the references to us under the captions "EXPERTS" and "Financial Highlights" appearing in the Joint Proxy Statement and Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP
Princeton, New Jersey
January 30, 2004